Exhibit 99.1

Ensco Rowan plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscorowan.com	Press Release

Ensco plc and Rowan Companies plc Merge to

Form Ensco Rowan plc, Industry-Leading Offshore Driller

Liquidity and Financial Flexibility Enhanced by Increased

Revolving Credit Facility Capacity

London, England, April 11, 2019 … Ensco Rowan plc (NYSE: ESV) (“EnscoRowan” or the “Company”), today announced the completion of the previously disclosed merger of Ensco plc (“Ensco”) and Rowan Companies plc (“Rowan”), which follows the satisfaction of the transaction’s closing conditions including overwhelming approval by each company’s shareholders and sanction by the UK Court of the scheme of arrangement implementing the transaction. The Company will trade on the New York Stock Exchange under the ticker symbol ESV. EnscoRowan will maintain its headquarters in London, England, with a significant presence in Houston, Texas.

Under the terms of the transaction agreement, Rowan shareholders received 2.750 Ensco shares for each Rowan share they owned immediately prior to closing. Legacy Ensco and Rowan shareholders own approximately 55% and 45%, respectively, of the outstanding shares of EnscoRowan. Following the closing of the transaction, ordinary shares of the combined company have been consolidated through a 4:1 reverse stock split, resulting in approximately 197 million ordinary shares outstanding.

Tom Burke, EnscoRowan’s President and Chief Executive Officer, said, “The successful completion of our merger further enhances our market leadership with a fleet of high-specification floaters and jackups and diverse customer base. Our growing geographic presence, technologically-advanced drilling rigs and talented employees position us exceptionally well to meet increasing and evolving customer demand. I look forward to executing on the significant long-term growth opportunities we believe we can capture from our combined strengths as the offshore sector recovers.”

Carl Trowell, EnscoRowan’s Executive Chairman, stated, “The combination of Ensco and Rowan creates an industry-leading offshore driller across all water depths, establishing a stronger company capable of thriving throughout the market cycles. Our increased scale, diversification and financial strength will provide significant advantages to better serve our customers and unlock long-term value for our shareholders. We are excited to move forward together as a combined company.”

In conjunction with the closing of the transaction and the termination of the Rowan revolving credit facilities, the Company has executed an agreement with its banking group to increase the capacity under its revolving credit facility. As a result, EnscoRowan will have borrowing capacity under its unsecured revolving credit facility of approximately $2.3 billion through September 2019, and approximately $1.7 billion from October 2019 through September 2022. It is EnscoRowan’s intention that the senior notes issued by Ensco plc and the senior notes issued by Rowan Companies Inc. guaranteed by Rowan Companies plc will be made pari passu and equal in right of payment with each other.

Jon Baksht, EnscoRowan’s Senior Vice President and Chief Financial Officer, added, “We are pleased with the support of our banking group and their recognition of the strengthened position of the Company following the closing of the merger. We will have one of the strongest liquidity positions in the offshore drilling sector, giving us a competitive advantage as we move forward as a combined company.”

Morgan Stanley & Co. LLC acted as lead financial advisor to Ensco. HSBC Securities (USA) Inc. and Citigroup Global Markets Inc. also provided financial advice to Ensco. Ensco’s legal advisors are Gibson, Dunn & Crutcher LLP and Slaughter and May. Goldman Sachs & Co. LLC served as financial advisor to Rowan, and Kirkland & Ellis LLP served as legal advisor.

About Ensco Rowan plc

Ensco Rowan plc (NYSE: ESV) was formed by the combination of two leading offshore drillers with decades of experience and knowledge to create the most capable, effective and highest performing offshore drilling service company in the world. Our diverse rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups enables us to provide drilling services across all water depths with unmatched scale, geographic presence and customer relationships. Ensco Rowan plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscorowan.com.

Forward-Looking Statements

Statements included in this document regarding the transaction between Ensco and Rowan, including related to the benefits of the transaction between Ensco and Rowan and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as "anticipate," "believe," "contemplate," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies' security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and EnscoRowan's financial results and performance following the completion of the transaction, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco's and Rowan's Annual Report on Form 10-K for the year ended December 31, 2018 and their respective other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, EnscoRowan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Investor & Media Contacts

Nick Georgas, 713-430-4607

Senior Director – Investor Relations and Communications

Tim Richardson, 713-430-4490

Manager – Investor Relations